Exhibit 99.2

             Wireless Ventures, Inc. Acquires 4Cash ATM Services

NEW YORK, NY --June 18, 2001-- Wireless Ventures, Inc. (OTCBB:WLSV) today announced that it has finalized its Agreement to acquire 4Cash ATM Services a division of IRMG Inc., an Ontario Company located in Markham, Ontario.

In consideration for all of the 4Cash assets, Wireless Ventures shall issue to IRMG, 10 million common shares and 1.1 million five-year warrants to Mr. Stephen
L. Cussons to purchase Wireless Ventures common shares at an exercise price of $0.10 per share. Subject to the achievement of certain net profit objectives, IRMG shall earn an additional 10 million common shares and 5 million three years warrants. Wireless Ventures has also entered into a three-year management services agreement with IRMG for the management of the company.

Effective immediately, Mr. Cussons shall be appointed Chairman, President and CEO of Wireless Ventures. Mr. Paul K. Hickey, Chairman and interim CEO has resigned as an Officer and Director. In addition Mr. Lawrence Fox, Mr. David O'Kell and Mr. Angelo MacDonald have also resigned as Directors. Mr. Cussons would like to express his gratitude to the outgoing board and management for the exceptional support and effort in completing this transaction. "I wish them well in their future endeavors".

4Cash is involved in the marketing and management of automated teller machines
(ATMs) and related services in Canada and the United States. 4Cash is in the final stages of signing a material contract to own and operate automated cash machines and kiosks to be placed in high profile locations throughout North America. In addition, IRMG management has identified a number of additional opportunities to increase the number of ATMs under management by new marketing agreements or acquisition. IRMG management has extensive experience in the North American ATM industry.

Mr. Cussons, incoming CEO of Wireless Ventures, stated, "The ATM and related products and services, plays an important role in the self-service solutions industry for retail and other market segments. Combined with strong strategic partners and a well-managed and aggressive business strategy, Wireless Ventures will undoubtedly position itself as a leader in this market space. We look forward to delivering to the shareholders of Wireless Ventures positive growth in all aspects of shareholder value".

Wireless Ventures, Inc. is a Delaware corporation whose shares are quoted on the NASD's Over-The-Counter Bulletin Board under the symbol WLSV.

This release includes projections of future results and "forward-looking statements" as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the "Securities Act"'), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"'). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.



Contact:
Steve Cussons, 905/477-8378 ext. 286